FOR IMMEDIATE RELEASE

Contact:  Christopher A. Head                Internet Address:
          Executive Vice President           www.comptek.com
          Comptek Research, Inc.
          716-677-4070


             COMPTEK RESEARCH, INC. COMPLETES ACQUISITION OF
                             PRB ASSOCIATES
                            ________________

Buffalo, New York--(May 14, 1998) Comptek Research, Inc. (AMEX:CTK) announced today the completion of its acquisition of PRB Associates, Inc.

PRB Associates, headquartered in Hollywood, Maryland, has approximately 260 employees and annualized sales of approximately $30 million. The company is recognized as a leader in military mission planning systems which are used to automate complex military planning functions for the most advanced aircraft and weapons systems in the world. In today's high-tech military, such systems are an essential part of virtually every high-tech tactical weapons targeting and delivery system. Over its twenty year history, PRB has diversified its business base to also include significant market share in the Command and Control and Intelligence Processing sectors.

For its fiscal year ended December 31, 1997, PRB reported sales of $29.5 million and net earnings of $1 million. PRB will be operated as a subsidiary of Comptek Research, Inc. under the management of Lawrence M. Schadegg, its current president. Based upon expectations, the acquisition will be accretive from day one, immediately adding to Comptek's earnings per share (EPS) during the first full year of operations.

Comptek's Chairman, President and Chief Executive Officer, John J. Sciuto said, "The combining of Comptek and PRB will create a company of almost 900 employees in eighteen different locations, with annualized revenues of over $100 million. Obviously, we are extremely pleased to have PRB on the Comptek team. Both companies are already highly respected technologists in sophisticated military technology circles. This combination not only represents significant growth to Comptek, but it also synergistically creates a market leadership situation for Comptek/PRB in some select key market segments. We are confident that Comptek's acquisition of PRB represents significant milestones for both companies, and that this union will provide substantial growth in shareholder value well into the next millennium."

Comptek also noted that it expects to report the financial results for its fiscal year ended March 31, 1998, on Monday, May 18, 1998.

This news release contains forward-looking statements about Comptek's current expectations for future sales, earnings, and shareholder-value based on the potential impact of the acquisition of PRB and on current business conditions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include Comptek's and PRB's dependence on continued funding of U.S. Department of Defense programs. Some additional risks and uncertainties, among others, that also need to be considered are: the likelihood that actual future revenues that are realized may differ from those inferred from existing total backlog; and the ability to expand sales in international markets. Other risks and uncertainties are described in Comptek's 1997 Form 10-K Annual Report filed with the Securities and Exchange Commission.

Comptek Research, Inc., with offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry.

Note: Today's news release and Comptek's news releases for the past year are available on the Internet at http://www.cfonews.com under the heading "Company News, Comptek Research". Additional information about Comptek is also available at http://www.comptek.com.



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